Exhibit 99.2
14375 NW Science Park Drive
Portland, OR 97229
October 25, 2018

CFO Commentary on Third Quarter and Year-to-Date 2018 Financial Results,
Updated Full Year 2018 Financial Outlook, and Preliminary 2019 Commentary

Financial Information
Please reference the accompanying "Supplemental Financial Information" tables in the corresponding earnings release at http://investor.columbia.com/results.cfm.

Conference Call
The company will host a conference call on Thursday, October 25, 2018 at 5:00 p.m. ET to review third quarter and year-to-date 2018 financial results, as well as its updated full year 2018 financial outlook. To participate, please dial (877) 407-9205 in the U.S. The call will be webcast live on the Investor Relations section of the company's website http://investor.columbia.com.

Throughout this press release, references to non-GAAP financial measures in the third quarter of 2018 exclude $6.9 million in net sales, gross profit and selling, general and administrative ("SG&A") expenses associated with adoption of Accounting Standards Codification - ASC 606 (hereinafter referred to as the "new revenue accounting standard"), a $4.3 million benefit from a recovery in connection with an insurance claim ($3.3 million net of tax), $1.5 million in incremental provisional tax expense related to the Tax Cuts and Jobs Act ("TCJA") and $1.2 million in Project CONNECT expenses ($0.9 million net of tax). References to non-GAAP financial measures in the third quarter of 2017 exclude $3.3 million in Project CONNECT expenses ($2.1 million net of tax). References to non-GAAP financial measures for the first nine months of 2018 exclude $22.7 million in net sales, gross profit and SG&A expenses associated with adoption of the new revenue accounting standard, $14.1 million in Project CONNECT program expenses and discrete costs ($10.7 million net of tax), a $4.3 million benefit from a recovery in connection with an insurance claim ($3.3 million net of tax) and $2.7 million in incremental provisional income tax expense related to the TCJA. References to non-GAAP financial measures in year-to-date 2017 results exclude $8.6 million in Project CONNECT program expenses and discrete costs ($5.5 million net of tax).

Third Quarter and Year-to-Date 2018 Highlights:

•	Third quarter reported net sales increased 6 percent (7 percent constant-currency) to a record $795.8 million, compared to net sales of $747.4 million in the third quarter of 2017.

•
Third quarter reported operating income increased 5 percent to $129.1 million, representing 16.2 percent of net sales, compared to operating income of $122.9 million, or 16.4 percent of net sales, in the third quarter of 2017.

•	Third quarter reported net income increased 14 percent to a record $100.2 million, or $1.42 per diluted share, compared to third quarter 2017 net income of $87.7 million, or $1.25 per diluted share.

•	Year-to-date reported net sales increased 12 percent (10 percent constant-currency) to a record $1,884.7 million, compared to $1,690.1 million for the same period of 2017.

•	Year-to-date reported net income increased 38 percent to a record $155.0 million, or $2.19 per diluted share, compared to $112.2 million, or $1.59 per diluted share, for the same period of 2017.

•	Inventories increased 10 percent to $617.2 million at September 30, 2018, compared to $558.6 million at September 30, 2017.

•	Cash and short-term investments totaled $451.5 million at September 30, 2018, compared to $430.3 million at September 30, 2017.

•
In October 2018, the board of directors approved a 9 percent increase in the company's regular quarterly dividend to $0.24 per share, payable on November 29, 2018 to shareholders of record on November 15, 2018.

Third Quarter and Year-to-Date 2018 Non-GAAP Highlights:

•	Non-GAAP third quarter net sales increased 6 percent to $788.9 million, compared to net sales of $747.4 million in the third quarter of 2017.

•
Non-GAAP third quarter operating income was essentially flat at $126.0 million, representing 16.0 percent of net sales, compared to non-GAAP operating income of $126.2 million, or 16.9 percent of net sales, in the third quarter of 2017.

•	Non-GAAP third quarter net income increased 11 percent to $99.3 million, or $1.41 per diluted share, compared to non-GAAP third quarter 2017 net income of $89.8 million, or $1.28 per diluted share.

•	Non-GAAP year-to-date net sales increased 10 percent (9 percent constant-currency) to $1,862.1 million, compared to $1,690.1 million for the same period of 2017.

•	Non-GAAP year-to-date net income increased 40 percent to $165.1 million, or $2.34 per diluted share, compared to $117.7 million, or $1.67 per diluted share for the same period of 2017.

Three Months Ended September 30,
	GAAP			Non-GAAP
	2018	2017	Change	2018	2017	Change
	(dollars in millions except per share amounts)
Net sales	$795.8	$747.4	6%	$788.9	$747.4	6%
Gross margin	48.2%	46.7%	150 bps	47.8%	46.7%	110 bps
SG&A rate	32.6%	30.8%	180 bps	32.4%	30.4%	200 bps
Operating income	$129.1	$122.9	5%	$126.0	$126.2	—%
Operating margin	16.2%	16.4%	-20 bps	16.0%	16.9%	-90 bps
Net income	$100.2	$87.7	14%	$99.3	$89.8	11%
Earnings per diluted share	$1.42	$1.25	14%	$1.41	$1.28	10%

Nine Months Ended September 30,
	GAAP			Non-GAAP
	2018	2017	Change	2018	2017	Change
	(dollars in millions except per share amounts)
Net sales	$1,884.7	$1,690.1	12%	$1,862.1	$1,690.1	10%
Gross margin	48.4%	46.7%	170 bps	47.7%	46.7%	100 bps
SG&A rate	38.5%	38.1%	40 bps	37.2%	37.6%	-40 bps
Operating income	$198.2	$153.6	29%	$208.0	$162.2	28%
Operating margin	10.5%	9.1%	140 bps	11.2%	9.6%	160 bps
Net income	$155.0	$112.2	38%	$165.1	$117.7	40%
Earnings per diluted share	$2.19	$1.59	38%	$2.34	$1.67	40%

For more information on our non-GAAP financial measures and a reconciliation of GAAP to non-GAAP measures, please refer to the "Supplemental Financial Information" tables included in the earnings release announcing third quarter and year-to-date 2018 financial results and updated full year 2018 financial outlook located on the investor relations section of the company’s website at http://investor.columbia.com/results.cfm.

Updated Full Year 2018 Financial Outlook Summary

Full Year 2018 (U.S. Dollar)
	GAAP	Non-GAAP*
Net sales growth	11.0% to 11.5% (prior 9.0% to 10.5%)	9.5% to 10.0% (prior 7.5% to 9.0%)
Gross margin expansion	up to 165 bps (prior up to 140 bps)	up to 90 bps (prior up to 60 bps)
SG&A expense deleverage	100 bps to 110 bps (prior 120 bps to 140 bps)	25 bps to 35 bps (prior 20 bps to 40 bps)
Licensing income	up to $16 million (prior up to $15 million)	up to $16 million (prior up to $15 million)
Income from operations	$308 to $312 million (prior $286 to $295 million)	$319 to $324 million (prior $306 to $315 million)
Operating margin	11.2% to 11.3% (prior 10.3% to 10.5%)	11.8% to 11.9% (prior 11.5% to 11.7%)
Effective income tax rate	approximately 22%**	approximately 22%**
Net income	$240 to $244 million (prior $223 to $230 million)	$252 to $255 million (prior $239 to $246 million)
Diluted earnings per share	$3.41 to $3.46 (prior $3.15 to $3.25)	$3.57 to $3.62 (prior $3.37 to $3.47)

* Our updated full year 2018 non-GAAP financial outlook excludes net sales and gross profit of approximately $40 million, with an offsetting increase in SG&A expenses of approximately $40 million associated with the new revenue accounting standard, Project CONNECT program expenses and discrete costs of approximately $16 million, $12 million net of tax, or $0.17 per diluted share (prior $19 million, $15 million net of tax, or $0.21 per diluted share) as well as an insurance claim recovery benefit of $4 million, $3 million net of tax, or $0.04 per diluted share.

** Our updated full year 2018 financial outlook anticipates an estimated full-year effective income tax rate of approximately 22 percent, which may be affected by further refinement of our 2017 provisional TCJA estimates, as well as changes in our geographic mix of pre-tax income and other discrete events that may occur during the year. In the first nine months of 2018, we incurred $2.7 million, or $0.04 per diluted share, in incremental provisional income tax expense related to the TCJA.

The Updated Full Year 2018 Financial Outlook section below contains a more detailed discussion of the factors contributing to this outlook.

Third Quarter Financial Results
(All comparisons are between third quarter of 2018 and third quarter of 2017, unless otherwise noted).

Net Sales
Consolidated third quarter net sales increased 6 percent (7 percent constant-currency) to $795.8 million, compared to net sales of $747.4 million in the third quarter of 2017. Non-GAAP third quarter net sales increased 6 percent to $788.9 million.

Geographies

				Constant-
				currency
	Net Sales (millions)	Net Sales (millions)	Net Sales	Net Sales
	Q3 2018	Q3 2017	% Change	% Change
United States	$496.2	$456.0	9%	9%
LAAP	118.4	123.0	(4)%	(3)%
EMEA	100.3	87.5	15%	15%
Canada	80.9	80.9	—%	3%
Total	$795.8	$747.4	6%	7%

•	United States

▪
Direct-to-consumer ("DTC") net sales increased low-20 percent driven by brick & mortar net sales growth including improved store productivity and contribution from new store openings over the prior twelve months, as well as high-20 percent e-commerce net sales growth.

▪
Wholesale net sales increased low-single-digit percent primarily driven by the Columbia and SOREL brands, reflecting increased shipments of Fall 2018 advance orders, partially offset by lower closeout product sales for the Mountain Hardwear brand. Net sales in the third quarter were slightly impacted by the timing of Fall 2018 shipments being more heavily weighted to the fourth quarter when compared to the timing of Fall 2017 shipments.

▪
The company operated 135 U.S. retail stores at September 30, 2018 (112 outlet; 23 branded) and 4 branded e-commerce sites, compared with 127 stores (103 outlet, 24 branded) and 4 branded e-commerce sites at the same time last year.

•	Latin America Asia Pacific ("LAAP")

▪
LAAP distributor net sales decreased low-40 percent resulting from a greater portion of Fall 2018 shipments falling into the second quarter of 2018, compared to a larger portion of Fall 2017 shipments occurring in the third quarter of 2017. Excluding the timing impact between quarters, total Fall 2018 shipments increased mid-single digit percent for the season.

▪
China net sales decreased low-teens percent (low-double-digit percent decrease constant-currency), reflecting a decrease in sales to a value channel customer and, to a lesser extent, decreased sales in our direct retail channel.

▪
Korea net sales increased mid-40 percent. Excluding $5.8 million of net sales associated with the new revenue accounting standard, Korea non-GAAP net sales increased high-single-digit (mid-single-digit percent constant-currency) led by strong retail performance, partially offset by the exit of the Mountain Hardwear business in that market.

▪
Japan net sales increased high-teens percent. Excluding $1.1 million of net sales associated with the new revenue accounting standard, Japan non-GAAP net sales increased mid-teens percent primarily due to strong DTC net sales.

•	Europe Middle East and Africa ("EMEA")

▪	Europe-direct net sales increased high-teens percent, driven by wholesale and DTC growth.

▪
EMEA distributor net sales were flat, with an increase of Fall 2018 orders offset by a greater portion of Fall 2018 shipments falling into the second quarter of 2018, compared to a larger portion of Fall 2017 shipments occurring in the third quarter of 2017.

•	Canada

▪	Net sales were flat (3 percent increase constant-currency) reflecting robust DTC growth and flat wholesale net sales.

Brands

				Constant-
				currency
	Net Sales (millions)	Net Sales (millions)	Net Sales	Net Sales
	Q3 2018	Q3 2017	% Change	% Change
Columbia	$640.9	$598.3	7%	8%
SOREL	91.2	81.7	12%	13%
prAna	39.9	36.8	8%	8%
Mountain Hardwear	23.0	29.4	(22)%	(21)%
Other	0.8	1.2	(33)%	(33)%
Total	$795.8	$747.4	6%	7%

•	Columbia brand net sales growth was driven by increased net sales in North America and EMEA with growth across apparel and footwear, partially offset by a decline in the LAAP region.

•	SOREL brand net sales growth was led by the U.S. wholesale and Europe-direct businesses with additional growth contribution coming from the U.S. DTC business.

•	prAna brand net sales growth was primarily a result of strong U.S. DTC performance and to a lesser extent, U.S. wholesale growth.

•
Mountain Hardwear brand net sales declined reflecting a significant reduction in closeout sales compared to the third quarter of 2017 as well as the decision to exit the brand from the Korean market at the end of 2017.

Product Categories

				Constant-
				currency
	Net Sales (millions)	Net Sales (millions)	Net Sales	Net Sales
	Q3 2018	Q3 2017	% Change	% Change
Apparel, Accessories and Equipment	$617.6	$580.0	6%	7%
Footwear	178.2	167.4	6%	7%
Total	$795.8	$747.4	6%	7%

•	Apparel, Accessories and Equipment net sales increased in the Columbia and prAna brands, partially offset by a decrease in sales in the Mountain Hardwear brand.

•	Footwear net sales increased primarily driven by the SOREL brand as well as slight growth in the Columbia brand.

Channels

				Constant-
				currency
	Net Sales (millions)	Net Sales (millions)	Net Sales	Net Sales
	Q3 2018	Q3 2017	% Change	% Change
Wholesale	$544.8	$543.8	—%	1%
DTC	251.0	203.6	23%	23%
Total	$795.8	$747.4	6%	7%

Gross Margin

Third quarter 2018 gross margin expanded 150 basis points to 48.2 percent of net sales, compared to 46.7 percent in the third quarter of 2017, primarily reflecting:

•	changes in classification under the new revenue accounting standard;

•	higher proportion of full price product sales;

•	higher DTC sales mix; and

•	favorable effects from foreign currency hedge rates.

Excluding $6.9 million in revenue and gross profit associated with the new revenue accounting standard, non-GAAP gross margin expanded 110 basis points, to 47.8 percent, compared to the third quarter of 2017.

Selling, General and Administrative ("SG&A") Expenses

Third quarter 2018 SG&A expenses increased $28.8 million, or 13 percent, to $259.3 million, or 32.6 percent of net sales, compared to $230.4 million, or 30.8 percent of net sales, in the third quarter of 2017. The increase in SG&A expenses included:

•	increased expenses to support our expanding global DTC operations;

•	changes in classification under the new revenue accounting standard;

•	increased demand creation spending; and

•	increased incentive compensation expense; partially offset by

•	a recovery in connection with an insurance claim.

Excluding $6.9 million in SG&A expenses associated with the new revenue accounting standard, the $4.3 million insurance claim recovery benefit and $1.2 million in Project CONNECT program expenses and discrete costs, non-GAAP third quarter 2018 SG&A expenses increased $28.3 million, or 12 percent, to $255.5 million, or 32.4 percent of net sales, compared to the third quarter of 2017. Excluding $3.3 million in Project CONNECT program expenses and discrete costs, third quarter of 2017 non-GAAP SG&A expenses were $227.2 million, or 30.4 percent of net sales.

Operating Income
Third quarter 2018 operating income of $129.1 million, or 16.2 percent of net sales, increased 5 percent compared to operating income of $122.9 million, or 16.4 percent of net sales, in the third quarter of 2017.
Excluding $6.9 million in revenue, gross profit and SG&A expenses associated with the new revenue accounting standard, the $4.3 million insurance claim recovery benefit and $1.2 million in Project CONNECT program expenses and discrete costs, non-GAAP third quarter 2018 operating income of $126.0 million, or 16.0 percent of net sales, was essentially flat compared to non-GAAP operating income of $126.2 million, or 16.9 percent of net sales, in the third quarter of 2017.

Licensing

Third quarter 2018 net licensing income increased 14 percent to $4.7 million, compared to $4.1 million in the third quarter of 2017, primarily driven by increased net sales from existing licensing partners.

Income Tax Expense

Third quarter 2018 income tax expense was $30.0 million, resulting in an effective income tax rate of 22.7 percent compared to an income tax expense of $32.7 million, or 26.4 percent, in the third quarter of 2017. Our effective tax rate decreased compared to the prior year primarily due to the change in the U.S. federal tax rate for the current year. Non-GAAP income tax expense was $27.8 million, resulting in an effective income tax rate of 21.5 percent, compared to a non-GAAP income tax expense of $33.9 million, or 26.7 percent, for the same period last year.

Net Income
Third quarter 2018 net income increased to $100.2 million, or $1.42 per diluted share, a 14 percent increase compared to net income of $87.7 million, or $1.25 per diluted share, in the third quarter of 2017.
Excluding the $3.3 million, net of tax, insurance claim recovery benefit, $1.5 million in incremental provisional tax expense related to TCJA and $0.9 million, net of tax, in Project CONNECT program expenses and discrete costs, non-GAAP third quarter net income was $99.3 million, or $1.41 per diluted share. Excluding $2.1 million, net of tax, in Project CONNECT program expenses and discrete costs, non-GAAP net income was $89.8 million, or $1.28 per diluted share, in the third quarter of 2017.

Balance Sheet

At September 30, 2018, cash and short-term investments totaled $451.5 million, compared to $430.3 million at September 30, 2017. In addition to cash and short-term investments, the company had $14.0 million in restricted cash as of September 30, 2018, related to consideration placed in escrow as a portion of the funds needed to complete the buyout of the remaining 40 percent non-controlling interest in the company's China joint venture in early 2019.

Consolidated inventories increased 10 percent to $617.2 million at September 30, 2018 compared to $558.6 million at September 30, 2017, including a $16.0 million decrease due to a balance sheet reclassification of the estimated cost of inventory associated with sales returns into prepaid and other current assets under the new revenue accounting standard. Excluding the impact of this classification change, consolidated inventories increased 13 percent compared to September 30, 2017. The increase in inventory is concentrated in current season spring and fall inventory while older season inventory has decreased.

Cash Flow

Net cash used in operating activities for the first nine months of 2018 was $98.1 million, compared to $12.4 million used in the first nine months of 2017.

Capital expenditures totaled $45.2 million in the first nine months of 2018, compared to $41.8 million for the same period last year.

Through the nine months ended September 30, 2018, the company repurchased 1,260,186 shares of common stock for $107.2 million, or $85.08 per share. At September 30, 2018, approximately $230.7 million remained available under the current stock repurchase authorization, which does not obligate the company to acquire any specific number of shares or to acquire shares over any specified period of time.

During the first nine months of 2018 the company paid cash dividends of $46.2 million to shareholders and $20.0 million in dividends to the non-controlling interest in our China joint venture.

Regular Quarterly Cash Dividend

At its regular board meeting on October 19, 2018, the board of directors authorized a 9 percent increase to the company's regular quarterly cash dividend to $0.24 per share, payable on November 29, 2018 to shareholders of record on November 15, 2018.

Historically, our dividend review has coincided with our third quarter earnings process. Going forward we will be reviewing our dividend policy during the fourth quarter and year-end earnings process. Based on this change, we anticipate our next dividend review will occur during the 2019 fourth quarter and year-end earnings process and be communicated to investors when we report results in February 2020. We believe this change will enable greater visibility of cash flow generation and requirements for the upcoming year and allow us to present a more comprehensive annual capital allocation outlook when we provide initial out-year guidance. As a reminder, we raised our dividend 16 percent coinciding with our first quarter 2018 earnings release in February in addition to the 9 percent dividend increase announced today.

Updated Full Year 2018 Financial Outlook

All projections related to anticipated future results are forward-looking in nature and may change, perhaps significantly. Our annual net sales are weighted more heavily toward the Fall/Winter season, while operating expenses are more equally distributed throughout the year, resulting in a highly seasonal net sales and profitability pattern weighted toward the second half of the year.

Spring and Fall season advance wholesale orders typically drive a significant portion of our annual net sales and are two of several significant factors we use to formulate our full year outlook. However, among the many risks inherent in our global business, our projected full year net sales and profitability may be materially affected by unfavorable weather patterns and other factors that affect consumer demand and store traffic and lead to higher-than-anticipated order cancellations and lower reorders by our wholesale customers or lower-than-projected net sales through our DTC businesses, particularly during the fourth quarter. Projections are predicated on normal seasonal weather globally.

We are also facing macroeconomic, competitive and geopolitical uncertainties as well as foreign currency exchange rate volatility in several major markets, making it more difficult to forecast our net sales and profitability.

Our updated full year 2018 outlook assumes that current macroeconomic and market conditions in key markets do not worsen, and that global regulatory, customs and tax policies remain largely unaltered for the balance of the year. The Tax Reform section below contains a discussion of the effects of the TCJA on income tax expense.

In addition, the outlook is based on the company’s adoption of the new revenue accounting standard, Accounting Standards Codification (ASC) Topic 606, which became effective on January 1, 2018. As required by the new guidance, the company will provide a reconciliation to the old revenue accounting guidance for the 2018 transition year in the Notes to Condensed Consolidated Financial Statements contained within the Quarterly Report on Form 10-Q.

Taking the above factors into consideration, our updated full year 2018 financial outlook anticipates:

Full Year 2018 (U.S. Dollar)
	GAAP	Non-GAAP*
Net sales growth	11.0% to 11.5% (prior 9.0% to 10.5%)	9.5% to 10.0% (prior 7.5% to 9.0%)
Gross margin expansion	up to 165 bps (prior up to 140 bps)	up to 90 bps (prior up to 60 bps)
SG&A expense deleverage	100 bps to 110 bps (prior 120 bps to 140 bps)	25 bps to 35 bps (prior 20 bps to 40 bps)
Licensing income	up to $16 million (prior up to $15 million)	up to $16 million (prior up to $15 million)
Income from operations	$308 to $312 million (prior $286 to $295 million)	$319 to $324 million (prior $306 to $315 million)
Operating margin	11.2% to 11.3% (prior 10.3% to 10.5%)	11.8% to 11.9% (prior 11.5% to 11.7%)
Effective income tax rate	approximately 22%**	approximately 22%**
Net income	$240 to $244 million (prior $223 to $230 million)	$252 to $255 million (prior $239 to $246 million)
Diluted earnings per share	$3.41 to $3.46 (prior $3.15 to $3.25)	$3.57 to $3.62 (prior $3.37 to $3.47)

* Our updated full year 2018 non-GAAP financial outlook excludes net sales and gross profit of approximately $40 million, with an offsetting increase in SG&A expenses of approximately $40 million associated with the new revenue accounting standard, Project CONNECT program expenses and discrete costs of approximately $16 million, $12 million net of tax, or $0.17 per diluted share (prior $19 million, $15 million net of tax, or $0.21 per diluted share) as well as an insurance claim recovery benefit of $4 million, $3 million net of tax, or $0.04 per diluted share.

** Our updated full year 2018 financial outlook anticipates an estimated full-year effective income tax rate of approximately 22 percent, which may be affected by further refinement of our 2017 provisional TCJA estimates, as well as changes in our geographic mix of pre-tax income and other discrete events that may occur during the year. In the first nine months of 2018, we incurred $2.7 million, or $0.04 per diluted share, in incremental provisional income tax expense related to the TCJA.

Net Sales

The company currently expects 2018 net sales growth of approximately 11.0 to 11.5 percent (prior 9.0 to 10.5 percent), compared with 2017 net sales of $2.47 billion. The company expects non-GAAP net sales growth of approximately 9.5 to 10.0 percent (prior 7.5 to 9.0 percent) which excludes approximately $40 million in net sales associated with the new revenue accounting standard.

Our updated full year 2018 financial outlook is further based on the expectation of non-GAAP net sales growth in the Columbia, SOREL and prAna brands and a decline in Mountain Hardwear net sales as brand repositioning continues. Other assumptions considered in our non-GAAP net sales outlook include:

•	U.S. net sales growth of a low-double-digit percent, consisting of mid-teens percent growth in DTC net sales and high-single-digit percent growth in wholesale net sales.

•
EMEA net sales increase of mid-teens percent (low-double-digit percent constant-currency), consisting of a high-teens percent increase (low-double-digit percent constant-currency) in Europe-direct, and a low-teens percent increase in our EMEA distributor business.

•	LAAP net sales increase of low-single-digit percent, including:

◦	Japan net sales increase of high-single-digit percent (mid-single-digit percent constant-currency);

◦	Korea net sales increase of low-single-digit percent;

◦	China net sales increase of low-single-digit percent; and

◦	LAAP distributor net sales decline of high-single-digit percent.

•	High-single-digit percent net sales growth in Canada.

Gross Margin

The company expects full year 2018 gross margin to improve by up to 165 basis points (prior up to 140 basis points) and non-GAAP gross margin to improve by up to 90 basis points (prior up to 60 basis points), excluding approximately $40 million of benefit to gross profit associated with the new revenue accounting standard.

Gross margin expansion reflects:

•	a benefit from changes in classification under the new revenue accounting standard;

•	a higher proportion of higher margin full-price versus closeout product sales;

•	favorable effects of foreign currency hedge rates; and

•	a favorable channel mix with a greater proportion of higher gross margin DTC net sales.

SG&A Expenses

The company expects SG&A expenses to increase at a rate faster than net sales, resulting in approximately 100 to 110 basis points of SG&A expense deleverage (prior 120 to 140 basis points), and non-GAAP SG&A expense deleverage of approximately 25 to 35 basis points (prior 20 to 40 basis points), excluding approximately $40 million in SG&A expenses associated with the new revenue accounting standard, approximately $16 million (prior $19 million) in Project CONNECT program expenses and discrete costs and a $4 million benefit from a recovery in connection with an insurance claim.

The increase in full year SG&A expenses and related expense deleverage is being driven by business growth as well as an accelerated investment in our strategic priorities. The increase in SG&A expenses include:

•	increased expenses to support continued expansion of the company’s global DTC business;

•	an increase in expenses associated with the new revenue accounting standard;

•	increased demand creation spend;

•	increased personnel expense to support business growth;

•	increased incentive compensation expense;

•	unfavorable impacts of foreign currency translation; and

•	increased information technology expenses to support various initiatives across the business including our Consumer-First initiative; partially offset by,

•	a recovery in connection with an insurance claim.

We anticipate growth in demand creation spend exceeding projected full year sales growth resulting in demand creation spend of approximately 5.4 percent of net sales up from approximately 5.0 percent of net sales in 2017.

Licensing Income

The company expects 2018 licensing income of up to $16 million (prior $15 million) based on expected performance of existing licensing partners.

Operating Income

Based on the above assumptions, the company expects 2018 operating income between approximately $308 million and $312 million (prior between $286 million and $295 million), and non-GAAP operating income between approximately $319 million and $324 million (prior between $306 million and $315 million), resulting in operating margin between approximately 11.2 and 11.3 percent (prior between 10.6 and 10.8 percent), and non-GAAP operating margin between approximately 11.8 and 11.9 percent (prior between 11.5 and 11.7 percent).

The changes in revenue and expense classification associated with the new revenue accounting standard are expected to have an approximately 20 basis point negative effect on reported operating margin rate for 2018, but no effect on reported operating income.

Income Tax Expense

The company expects an estimated full-year effective income tax rate of approximately 22 percent. The tax rate may be affected by further refinement of the company's 2017 TCJA provisional estimates as well as changes in the company's geographic mix of pre-tax income and other discrete events that may occur during the year.

The Tax Reform section below contains a more detailed discussion of the factors that may affect 2018 income tax expense.

Net Income

The company expects 2018 net income between approximately $240 million and $244 million (prior between $223 million and $230 million), and non-GAAP net income between approximately $252 million and $255 million (prior between $239 million and $246 million), or diluted earnings per share between approximately $3.41 and $3.46 (prior between $3.15 and $3.25), and non-GAAP diluted earnings per share between $3.57 and $3.62 (prior between $3.37 and $3.47).

Foreign Currency

Foreign currency is expected to benefit net sales growth by approximately 60 basis points.

Foreign currency is expected to have a favorable effect of approximately $0.10 on full year 2018 diluted earnings per share, comprising favorable gross margin effects from foreign currency hedge rates, and to a lesser degree the translation of net income, including unfavorable effects from foreign currency translation of SG&A expenses.

Fourth Quarter 2018 Outlook

The fourth quarter outlook anticipates:

•	high-single to low-double-digit percent fourth quarter net sales growth;

•	fourth quarter diluted earnings per share between $1.21 and $1.26;

•	high-single-digit percent fourth quarter non-GAAP net sales growth; and

•	fourth quarter non-GAAP diluted earnings per share between $1.22 and $1.27.

Balance Sheet and Cash Flows

Adjusting for the reclassification of the estimated cost of inventory associated with sales returns into prepaid expenses and other current assets under the new revenue accounting standard, the company currently expects year-end inventory growth to exceed 20 percent compared to 2017, driven largely by earlier buys and receipts of Spring 2019 product to alleviate manufacturing capacity constraints and drive cost efficiencies.

The company expects 2018 capital expenditures between approximately $75 million and $80 million, consisting of investments in DTC expansion, information technology, project-based and maintenance capital.

The company expects 2018 operating cash flow of up to $230 million.

Non-GAAP Financial Measures

With respect to our 2018 financial outlook, non-GAAP financial measures exclude net sales of approximately $40 million, with an offsetting increase in SG&A expenses of approximately $40 million associated with the new revenue accounting standard, as well as Project CONNECT program expenses and discrete costs of approximately $16 million, $12 million net of tax, or $0.17 per diluted share (prior $19 million, $15 million net of tax, or $0.21 per diluted share) and a $4 million, $3 million net of tax, or $0.04 per diluted share, benefit from a recovery in connection with an insurance claim. In the first nine months of 2018, we incurred $2.7 million, or $0.04 per diluted share, in incremental provisional income tax expense related to the TCJA.

Preliminary 2019 Commentary

Our initial 2019 commentary assumes normal weather conditions, current foreign currency exchange rates and no significant changes to the current macro-economic, geopolitical or competitive environment. Additionally, this financial outlook assumes no additional tariffs beyond those that have been announced and are scheduled to be implemented. These and other factors present a material risk to results if conditions change.

In light of our better than expected growth in 2018, the meaningful financial value capture related to Project CONNECT, and ongoing decisions to significantly invest in our strategic growth priorities, the company is providing limited commentary regarding current planning efforts for 2019.

•	The company is currently planning high-single-digit percent net sales growth for 2019, compared to our expected 2018 reported GAAP net sales; and

•	low-double-digit percent net income growth for 2019, compared to our expected 2018 non-GAAP net income.

Based on favorable initial Fall 2018 sell-through, advance wholesale and distributor orders for the Spring 2019 season, early feedback from customers regarding our Fall 2019 product line, and plans for continued growth in our global DTC businesses, we currently believe we can achieve high-single-digit percent net sales growth in 2019, compared to expected 2018 GAAP net sales.

We continue to expect meaningful financial value capture related to Project CONNECT in 2019. These financial benefits will be most evident in our planned gross margin and enable us to continue significantly investing in the business to support our strategic priorities.

It is also important to note that once we conclude the buyout of the remaining 40 percent non-controlling interest in our China joint venture, which is expected to occur in early 2019, we will no longer record a non-controlling interest share of net income. This non-controlling minority interest share of net income was $7.2 million in 2017 and $6.6 million in the first nine months of 2018.

We will provide additional 2019 guidance detail when we announce financial results for the fourth quarter and full year 2018, currently scheduled for February 7, 2019.

Capital Allocation

In light of current cash balances, strong cash flow generation and our repatriation of certain balances from foreign jurisdictions, the company is providing additional insight into its priorities for use of cash.

First and foremost, the company remains committed to maintaining a strong balance sheet while utilizing cash to invest in growth opportunities for the business. We continue to believe that the lowest risk and highest return for the company is to remain focused on improving results in the assets that we already own. We will also look to return 40 to 60 percent of free cash flow, defined as operating cash flow less capital expenditures, to shareholders by increasing our dividend when appropriate and repurchasing shares in the marketplace. Finally, we have demonstrated the capacity to make and integrate acquisitions as opportunities arise.

Strategic Priorities

As part of the company's commitment to driving sustainable and profitable growth and relentless improvement, senior management is focused on investment in our strategic priorities including:

•	driving brand awareness and sales growth through increased, focused demand creation investments;

•	enhancing consumer experience and digital capabilities in all our channels and geographies;

•	expanding and improving global DTC operations with supporting processes and systems; and

•	investing in our people and optimizing our organization across our portfolio of brands.

Ultimately, we expect our investments to accelerate market share capture across our brand portfolio, expand gross margin, improve SG&A expense efficiency, and drive improved operating margin.

China Joint Venture

We remain on track to conclude the buyout of the remaining 40 percent non-controlling interest in our China joint venture in early 2019, subject to various conditions, including regulatory approval in China. The total consideration will include Swire Resources Limited's ("Swire") share of the accumulated net income generated during the term of the joint venture and the initial capital contribution, as well as various other required amounts pursuant to the shareholder agreement. To date, we have paid $20.0 million in dividends to Swire with total consideration paid expected to be in the range of approximately $40 million to $45 million based on current foreign currency exchange rates.

The joint venture's 2017 net sales totaled approximately $168 million, generating low-teens percent operating margin. Sales are expected to achieve low-single-digit percent growth in 2018. As of December 31, 2017, the joint venture operated 86 retail store locations, brand-specific e-commerce websites and had distribution relationships with approximately 50 wholesale dealers that operated approximately 750 Columbia-branded retail locations in China.

Future plans include continued investments in building the Columbia brand in China, including investments in e-commerce and expansion of direct and dealer-operated retail locations. As we look to replace our China General Manager, we intend to maintain staff, dealers and distribution networks that have helped the Columbia brand flourish in China.

Our long-term partner Swire will continue to serve as the exclusive independent distributor of Columbia branded products in Hong Kong and Macau. Swire had previously operated as Columbia Sportswear's exclusive independent distributor of Columbia branded products in China from 2004 until the beginning of the joint venture in 2014.

Consumer-First Initiative ("C1")

During the second quarter of 2017, we commenced investment in our C1 initiative, which encompasses the global retail platform and IT systems infrastructure to support the growth and continued development of our omnichannel capabilities. The objective of this initiative is consistent with our strategic priorities to deliver an enhanced consumer experience, and to modernize and standardize our processes and systems to enable us to better anticipate and deliver against the needs of our consumers.

This multi-year global initiative is currently in the build phase, targeting regional implementations beginning with North America in the first half of 2019. Our full year 2018 financial outlook includes the SG&A expenses and capital expenditures that we anticipate incurring for this year in conjunction with this initiative.

Experience First ("X1")

During the first quarter of 2018, we commenced investment in our X1 initiative, which is designed to enhance our e-commerce systems to take advantage of the changes in consumer browsing and purchasing behavior towards mobile devices. It encompasses a reimplementation of our e-commerce platforms to offer improved search, browsing, checkout, loyalty, and customer care experiences for mobile shoppers. We are targeting regional implementations beginning with North America and EMEA in the first half of 2019. The project will be fully integrated with our C1 initiative and will be implemented across all of our brands.

Project CONNECT

During the second half of 2017, the company initiated Project CONNECT, aimed at aligning our resources to accelerate execution on our strategic priorities and includes initiatives to drive revenue, capture cost of sales efficiencies, generate SG&A expense savings, and improve our marketing effectiveness. Project CONNECT initiatives are now part of our sustained go forward operational strategy.

We are realizing some financial benefits from these initiatives which are reflected in our full year 2018 financial outlook and remain confident that we can generate meaningful financial value capture in 2019 and beyond. As these improvements are realized, we intend to reallocate resources to our strategic priorities, including incremental demand creation spending and other investments to drive growth across our brands and distribution channels.

In the third quarter of 2018, the company incurred Project CONNECT program expenses and discrete costs of approximately $1.2 million ($0.9 million net of tax) and year-to-date has incurred $14.1 million ($10.7 million net of tax). We currently expect to incur total 2018 Project CONNECT program expenses and discrete costs of approximately $16 million.

Tax Reform

The company's accounting for the TCJA, which was recorded in the fourth quarter of 2017, remains provisional and is based upon our present interpretations, current available information and reasonable estimates of the effects of the TCJA. In the first nine months of 2018, we incurred additional provisional tax expense associated with the TCJA of $2.7 million, primarily related to the issuance of additional clarifying guidance, which drove further refinement of our provisional estimates that were recorded in the fourth quarter of 2017. These provisional estimates are subject to further refinement, as additional information becomes available. Our 2018 effective tax rate of 22 percent does not incorporate any future potential provisional adjustments related to the TCJA.

Supplemental non-GAAP Financial Information

Since Columbia Sportswear Company is a global company, the comparability of its operating results reported in U.S. dollars is affected by foreign currency exchange rate fluctuations because the underlying currencies in which it transacts change in value over time compared to the U.S. dollar. To supplement financial information reported in accordance with GAAP, the company discloses constant-currency net sales information, which is a non-GAAP financial measure, to provide a framework to assess how the business performed excluding the effects of changes in the exchange rates used to translate net sales generated in foreign currencies into U.S. dollars. The company calculates constant-currency net sales by translating net sales in foreign currencies for the current period into U.S. dollars at the exchange rates that were in effect during the comparable period of the prior year. Management believes that this non-GAAP financial measure reflects an additional and useful way of viewing an aspect of our operations that, when viewed in conjunction with our GAAP results, provides a more comprehensive understanding of our business and operations. In particular, investors may find the non-GAAP measures useful by reviewing our net sales results without the volatility in foreign currency exchange rates.  This non-GAAP financial measure also facilitates management’s internal comparisons to our historical net sales results and comparisons to competitors’ net sales results.

Additionally, this document includes references to other non-GAAP financial measures that exclude increased net sales, gross profit, and offsetting increased SG&A expenses associated with new the revenue accounting standard, a recovery in connection with an insurance claim and associated tax effects as well as program expenses, discrete costs, and associated tax effects related to Project CONNECT and TCJA-related income tax expense. The related tax effects of the insurance claim recovery benefit and program expenses and discrete costs related to Project CONNECT were calculated using the respective statutory tax rates for applicable jurisdictions. Management believes that these non-GAAP financial measures enable useful and meaningful comparisons of our operating performance from period to period because they exclude the effects of the aforementioned items above that may not be indicative of our core operating results.

These non-GAAP financial measures, including constant-currency net sales, should be viewed in addition to, and not in lieu of or superior to, our financial measures calculated in accordance with GAAP. The company provides a reconciliation of non-GAAP measures to the most directly comparable financial measure calculated in accordance with GAAP. See "Supplemental Financial Information" tables included in the earnings release announcing third quarter and year-to-date 2018 results and updated full year 2018 financial outlook located on the investor relations section of the company’s website at http://investor.columbia.com/results.cfm. The non-GAAP financial measures and constant-currency information presented may not be comparable to similarly entitled measures reported by other companies.

Fourth Quarter 2018 Reporting Schedule

Columbia Sportswear Company plans to report fourth quarter and year-to-date 2018 financial results on Thursday, February 7, 2019 at approximately 4:00 p.m. ET. Following issuance of the earnings release, a commentary reviewing the company's fourth quarter and year-to-date 2018 financial results will be furnished to the SEC on Form 8-K and published on the investor relations section of the company's website at http://investor.columbia.com/results.cfm. A public webcast of Columbia's earnings conference call will follow at 5:00 p.m. ET at www.investor.columbia.com.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws, including statements regarding anticipated results, net sales and net sales growth, gross margin, operating expenses, licensing income, operating income, operating margins, net income, earnings per share, income tax rates and the effects of tax reform (including the TCJA), SG&A expenses, including deleverage and SG&A expenses associated with the new revenue accounting standard, Project CONNECT program expenses and discrete costs and accelerated investment in our strategic priorities, projected growth or decline in specific geographies, channels, products, and brands, the effect of changes associated with the new revenue accounting standard on our financial results, the effects of foreign currency, inventory growth, share repurchase activity and increased dividends, capital expenditures and allocation of capital resources, investment activity, including in our C1, X1 and Project CONNECT initiatives, operating cash flow, the performance of our China joint venture and investments in our business in China, including the planned buyout of the 40 percent non-controlling interest in the joint venture and our ability to adapt our business and realize the anticipated benefits of our investments in our strategic priorities. Forward-looking statements often use words such as "will", "anticipate", "estimate", "expect", "should", "may" and other words and terms of similar meaning or reference future dates. The company's expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis; however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this document, those described in the company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under the heading "Risk Factors," and those that have been or may be described in other reports filed by the company, including reports on Form 8-K. Potential risks and uncertainties that may affect our future revenues, earnings and performance and could cause the actual results of operations or financial condition of the company to differ materially from the anticipated results expressed or implied by forward-looking statements in this document include: loss of key customer accounts; our ability to effectively implement IT infrastructure and business process initiatives and to maintain the strength and security of our IT systems; the effects of unseasonable weather, including global climate change; trends affecting consumer traffic and spending in DTC; our ability to implement our growth strategy; unfavorable economic conditions generally, the financial health of our customers and changes in the level of consumer spending, apparel preferences and fashion trends; changes in international, federal or state tax, labor and other laws and regulations that affect our business, including changes in corporate tax rates, tariffs, international trade policy, or increasing wage rates; the effects of the TCJA, including related changes to our tax obligations and effective tax rate in future periods, as well as future changes to related provisional tax expense recorded in 2017; volatility in global production and transportation costs and capacity; risks inherent in doing business in foreign markets, including fluctuations in currency exchange rates; our ability to attract and retain key personnel; risks associated with our joint venture, including the planned buyout of the non-controlling 40 percent interest in the joint venture; higher than expected rates of order cancellations; increased consolidation of our wholesale customers; our ability to effectively source and deliver our products to customers in a timely manner; our dependence on independent manufacturers and suppliers and our ability to source finished products and components at competitive prices from them; the effectiveness of our sales and marketing efforts; intense competition in the industry; business disruptions and acts of terrorism, cyber-attacks or military activities around the globe; our ability to establish and protect our intellectual property; the seasonality of our business; and our ability to develop innovative products. The company cautions that forward-looking statements are inherently less reliable than historical information. The company does not undertake any duty to update any of the forward-looking statements after the date of this document to conform them to actual results or to reflect changes in events, circumstances or its expectations. New factors emerge from time to time and it is not possible for the company to predict or assess the effects of all such factors or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

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